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                                                                    EXHIBIT 10.8

                                                                    (1995 10-K)
                                   CONSULTING
                                      AND
                             DEFERRED COMPENSATION
                                   AGREEMENT


This Consulting and Deferred Compensation Agreement ("Agreement") is made as of the 1st day of January, 1996 by and between Otto F. Klieve of Franklin, Wisconsin ("Consultant") and The Oilgear Company (together with its subsidiaries, "Oilgear"), with its principal place of business in Milwaukee, Wisconsin.

WHEREAS, Consultant is the retired President and Chief Executive Officer of Oilgear and Oilgear wishes to continue to draw upon consultant's experience in its business and affairs;

WHEREAS, Oilgear, in order to obtain the benefits of the advice, skills, and experience of Consultant, deems it necessary and desirable to retain Consultant on the terms and conditions herein provided; and

WHEREAS, Consultant is willing to serve as a consultant to Oilgear on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements herein contained, Oilgear and Consultant agree as follows:

(1) Appointment: Oilgear hereby appoints and retains Consultant as a consultant and Consultant hereby accepts appointment and agreements to serve as a consultant to Oilgear on the terms and conditions specified herein.

a. Consultant's duties shall be as specified in Exhibit A hereto, which is incorporated herein by reference. It is understood that in the performance of such duties Consultant will not be required to undertake any assignment inconsistent with the dignity, importance, and scope of his prior position as President of Oilgear. It is further understood that Consultant will be an independent contractor and will not be subject to the direction, control, or supervision of Oilgear with respect to the time spent or procedures followed in the performance of his consulting services hereunder. In particular, Consultant will not be required without his consent to undertake any assignment for Oilgear which would require him to leave the Milwaukee area for any extended period of time.

b. Consultant will perform under the direction of the President of Oilgear, and will work in conjunction with the management of Oilgear in performing his duties under this Agreement. Consultant will not be under any obligation to devote a specific amount of time at the Oilgear offices to the performance of his duties hereunder, but rather the manner and place of performance of such duties shall be within the discretion of Consultant.




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c.  During the term hereof, Consultant shall not participate in any activity which conflicts with the business interests of Oilgear. Oilgear recognizes that Consultant may be asked to serve, with or without remuneration, in the capacity of director of certain other businesses or trustee or personal representative of trusts or estates. Consultant may serve in such capacity, but it shall not affect the performance of the duties of Consultant under this Agreement.

d. This Agreement is entirely independent of Consultant's current duties as a member of the Board of Oilgear and nothing in this Agreement shall restrict the Board of Directors of Oilgear from declining to re-elect Consultant to the Board of Oilgear. For so long as Mr. Klieve is receiving a consulting fee pursuant to this agreement, he is not entitled to any directors fees for his service on the Oilgear Board of Directors.



(2) Compensation; Term and Termination:

a. This Agreement shall remain in effect for a period of sixteen (16) full months from the date hereof, and Consultant's compensation for services rendered hereunder shall be the amount of $5,000.00 per month for this sixteen month period. Thereafter, Consultant's compensation shall be an amount to be mutually agreed upon by Oilgear and Consultant at the beginning of each calendar year based on the level of the consulting duties to be performed. The amount of Consultant's compensation for each twelve-month period shall be deemed to accrue at the rate of 1/12th of the total yearly compensation per month at the end of each month (the "Monthly Accrual Date") payable as provided in paragraph (5). In addition, Oilgear shall pay or reimburse the Consultant for all reasonable travel and other expenses paid or incurred by Consultant in performing his duties hereunder.

b. Oilgear's obligations under this Agreement shall be terminable only in the event of: (i) Consultant's gross negligence, misconduct, or dishonesty, or
    (ii) other material breach of this Agreement which remains uncured after ninety (90) days written notice thereof to Consultant.

(3) Death or Disability:

a. If Consultant dies while this Agreement is in effect, including death while disabled under paragraph (3)(b), this Agreement shall terminate, but Oilgear's obligation to pay compensation under paragraph (2)(a) shall continue through and including the Monthly Accrual Date for the month in which Consultant dies. In addition, Oilgear shall pay to consultant's widow, her estate, or her designee if such designation is made in writing and delivered to the Secretary of Oilgear, a single cash lump sum equal to the balance in consultant's deferred compensation account established under paragraph (5)(a).






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b.  If Consultant becomes unable due to ill health or other incapacity to perform his duties hereunder as determined by an independent physician selected with the approval of Oilgear and Consultant, he shall be deemed to be disabled. In any period of disability, Consultant shall comply with the provisions of paragraph (6), furnish information and assistance to Oilgear consistent with his health and well-being, and shall be paid for the month of disability and two subsequent months. If his period of disability ends during the term of this Agreement, Consultant shall again be compensated pursuant to paragraph 2(a).

(4) Change in Control:

a. In the event of a Change in Control of Oilgear as herein defined, this Agreement shall terminate effective immediately. In the event of such termination, Consultant shall forthwith be paid a lump sum equal to the balance accrued in the Deferred Compensation Account.

b. For the purpose of this Agreement, the term "Change in Control" shall be deemed to have occurred if and when: (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
    1934), other than the Oilgear Stock Retirement Plan and the Oilgear Salaried Savings Plan, is or becomes a beneficial owner, directly or indirectly, of securities of Oilgear representing 20% or more of the combined voting power of Oilgear's then outstanding securities, or (ii) at any time less than a majority of the members of the Oilgear Board of Directors shall be persons who were either nominated for election by the Board of Directors (prior to any Change in Control) or were elected by the Board of Directors (prior to any Change in Control).







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(5) Deferral of Benefits:

a. Amounts payable to Consultant under paragraph (2) (a) hereof shall be deferred until the earlier of the first business day in January of 2001 or his death (the "Payout Date"). As of each Monthly Accrual Date, Oilgear shall credit 1/12th of the amount of Consultant's yearly compensation to the bookkeeping reserve account established by it solely as a device for determining the amounts which become payable to Consultant (his "Deferred Compensation Account"). Such account shall not constitute or be treated as a trust fund of any kind, it being expressly understood that all amounts credited to such account shall at all times be and remain the sole property of Oilgear. Further, solely as a device for measuring Oilgear's ultimate payment obligation to Consultant hereunder, the Consultant shall be allowed to give written instructions to Oilgear from time to time directing that all amounts credited to his Deferred Compensation Account be treated as if invested in one or more mutual funds generally available to the investing public or in one or more common, collective or group trusts sponsored by a bank or trust company operating in Wisconsin or one of such bank or trust company's affiliates. The Consultant may change any previous investment election regarding the then existing Deferred Compensation Account or any future additions thereto or both no more than four times per year. Oilgear will maintain or cause to be maintained a written record of the balances in the Deferred Compensation Account, valuing the same as if the amounts credited thereto were actually so invested. However, any brokerage commissions, transaction costs or tax consequences which would have been incurred by Oilgear if it actually made such investments shall be disregarded. Oilgear will provide or cause to be provided to Consultant a written statement of the value of the Deferred Compensation Account at least annually. Whenever this Agreement provides for payment of the amount in the Deferred Compensation Account, Oilgear's payment obligation will be equal to the value of such Account at the time of payment and Oilgear may satisfy its obligation, in its sole discretion, by either a lump sum cash payment equal to such value or by transfer to Consultant (or his Beneficiary) of actual investments identical to those credited to the Deferred Compensation Account at the time of payment. The parties hereto recognize that all references to investment of the Deferred Compensation Account are made only for the purpose of determining the value of such Account from time to time and that Oilgear is not obligated to make or preclude from making any investments as it may deem appropriate in connection with this Agreement. The establishment or maintenance of, or allocation of credits or debits to the Deferred Compensation Account or the making of any investments by Oilgear in connection with this Agreement shall not vest Consultant or his Beneficiary with any right, title, or interest in any specific asset of Oilgear's. Upon the Payout Date, Oilgear shall pay the amount in Consultant's Deferred Compensation Account in a single cash lump sum to Consultant or his designee. In the event of Consultant's death, payments shall be made as specified in paragraph (3)
    (a) hereof.




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b.  All payments to Consultant hereunder shall be paid in cash from the general funds of Oilgear and no special or separate funds need be established and no other segregation of assets need be made to assure the payment of any deferred amount. Nothing contained in this Agreement and no action taken pursuant to its provisions shall be construed to create a fiduciary relationship between Oilgear and Consultant or any other person.

(6) Non-Competition and Confidential Information:

a. During the term hereof, Consultant agrees that he will not, without the written consent of Oilgear, participate in, be employed by, perform services for or otherwise be connected with any firm, person, corporation, or other enterprise which is competitive with any business in which Oilgear is presently engaged or may in the future be engaged during the term hereof in any geographic area serviced by Oilgear.

b. Consultant acknowledges that he is in the possession of trade secrets and other confidential information concerning the business of Oilgear. Consultant confirms that all such information constitutes the exclusive property of Oilgear and agrees that he will not at any time disclose to any other person or entity any trade secrets or other confidential information of Oilgear.

(7) Assignment: If Oilgear merges or engages in any other form of business combination with another corporation or entity, and Oilgear is not the surviving entity, or transfers substantially all of its assets to another corporation or entity, such other corporation or entity shall be bound by this Agreement, and Oilgear will require the other corporation or entity to assume Oilgear's obligations under this Agreement. This Agreement is personal to Consultant and cannot be assigned by him.

(8) Governing Law: This Agreement shall be subject to and interpreted in accordance with the laws of the State of Wisconsin.


(9) Entire Agreement and Amendment: This Agreement expresses the entire understanding of the parties and may be amended only by an agreement in writing signed by the parties hereto.

IN WITNESS WHERE, Oilgear has caused this Agreement to be executed by its duly authorized officers and the corporate seal has been affixed and Consultant has hereunto set his hand and seal on this, but effective as the date first above written.


(CORPORATE SEAL)                        THE OILGEAR COMPANY

ATTEST:
/s/ Thomas J. Price
- ----------------------
                                        By: /s/ David A. Zuege, President
                                        -------------------------------------

Secretary

WITNESS:


                                        CONSULTANT

/s/ Mary F. Block
- ----------------------

                                        /s/ Otto F. Klieve
                                        -------------------------------------


                                        Otto F. Klieve          (SEAL)





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                                  EXHIBIT A


1. The position would primarily entail active involvement in the development process and the resolution of technical problems as they occur.

2. You would be a member of the Development Team and the Marketing Team (which teams are to be the replacement for the current AIM team), and serve as a liaison between these two functions.

3. You would continue to serve as a member of the Board of Directors through the end of your current term ending with the annual meeting in 1997.